Exhibit 2.3

SOCIAL TECHNOLOGY HOLDINGS, INC.

c/o VC2 Capital LLC

10951 W. Pico Boulevard

Suite 102

Los Angeles, CA 90064

February 9, 2016

Pocket Games, Inc.

445 Central Avenue, Suite 355

Cedarhurst, NY 11516

Attn.: David Lovatt, CEO

Telephone: (347) 460-9994

Email: david.lovatt@pocketgamesinc.com

Gentlemen:

Reference is made to the Share Exchange Agreement dated as of February 9, 2016 (the “Exchange Agreement”) by and among Pocket Games, Inc. (“Pocket Games”), David Lovatt, Social Technology Holdings, Inc., dba “Viximo” (the “Company”) and the Company Majority Shareholders (as defined in the Exchange Agreement). Unless otherwise defined in this letter, all capitalized terms when used herein shall have the same meaning as they are defined in the Exchange Agreement.

This letter will acknowledge that in order to consummate the transactions contemplated by the Exchange Agreement, including the Merger contemplated by the Merger Agreement which is an exhibit to the Exchange Agreement, the Selling Parties and the Buying Parties to the Exchange Agreement must execute and deliver the following documents and instruments:

Deliveries at Closing. On the Closing Date, the relevant Party or Parties shall cause the following documents, certificates and instruments to be executed and delivered (the “Closing Deliverables”):

(a)  The Company Majority Shareholders shall deliver to Pocket Games the stock certificates evidencing the Exchange Shares; which certificates shall be duly endorsed in blank for Transfer or accompanied by separate common stock powers duly endorsed by the record holder(s) with their signatures appropriately notarized or guaranteed;

(b)  Pocket Games shall deliver to the Company Majority Shareholders certificates evidencing 320,000 shares of Pocket Games Series B Preferred Stock;

(c)  Pocket Games shall deliver to Lovatt certificates evidencing 80,000 shares of Pocket Games Series B Preferred Stock

(d)  Lovatt shall deliver to the Company and the Company shall deliver to the Majority Shareholders certificates evidencing 500 shares of Pocket Games Series A Preferred Stock, representing 50% of the issued and outstanding shares of Pocket Games Series A Preferred Stock;

(e)  Pocket Games shall have filed the Pocket Games Articles of Amendment in the form of Exhibit A annexed to the Exchange Agreement with the Secretary of State of the State of Florida.

(f)  Pocket Games, MergerCo and the Company shall have executed and delivered the Merger Agreement in the form of Exhibit D annexed to the Exchange Agreement;

(g)  Pocket Games and the Company Majority Shareholders shall have executed the registration rights agreement attached and annexed to the Exchange Agreement as Exhibit E  (the “Registration Rights Agreement”); and

(h)  Each of the Purchaser and the Selling Parties shall have executed and delivered such corporate resolutions as shall be required to consummate the transactions contemplated by this Agreement.

Subject to receipt of the above Closing Deliverables, each of the Buying Parties and the Selling Parties do hereby agree to waive, as a condition to the Closing of the transactions contemplated by the Exchange Agreement and Exhibits thereto, the delivery of the Company Disclosure Schedules and the Pocket Games Disclosure Schedules.

In such connection, each of the Parties acknowledge and agree that the Parties have previously made available to each other information regarding the Company and Pocket Games, including the existence of certain litigation. In addition, each of the Parties will undertake and use their best efforts within 30 days following the Closing Date, to prepare and deliver to each other their respective Disclosure Schedules; provided, that, absent willful and intentional fraud on the part of one or more of the Parties, following receipt of the other Parties Disclosure Schedules neither the Selling Parties nor the Buying Parties shall be entitled to rescind the Closing and/or consummation of the transactions contemplated by the Exchange Agreement and Exhibits thereto.

Please confirm your agreement with the foregoing.

SOCIAL TECHNOLOGY HOLDINGS, INC.

By:______________________________

Name: Michael Pope

Title: President

ACCEPTED AND AGREED THIS 9th DAY OF FEBRUARY 2016:

________________________________

DAVID LOVATT

POCKET GAMES, INC.

By:______________________________

Name: David Lovatt

Title: President